ARTICLES OF INCORPORATION

                                  OF

                          ACCESS POWER, INC.

     The undersigned incorporator hereby forms a corporation under

Chapter 607 of the laws of the State of Florida.

                             ARTICLE I.  NAME
                             ----------------

     The name of the corporation shall be:

          ACCESS POWER, INC.

The address of the principal office of this corporation shall be 61

South Roscoe Road, Ponte Vedra Beach, Florida 32082, and the mailing address of the corporation shall be the same.

                      ARTICLE II.  NATURE OF BUSINESS
                      -------------------------------

     This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States,

the State of Florida or any other state, country, territory or nation.

                        ARTICLE III.  CAPITAL STOCK
                        ---------------------------

     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 10,000,000 shares of common stock having no par value per share.

                       ARTICLE IV.  REGISTERED AGENT
                       -----------------------------

     The street address of the initial registered office of the corporation shall be 1201 Hays Street, Tallahassee, Florida 32301, and the name of the initial registered agent of the corporation at that address is Corporation Service Company.

                       ARTICLE V.  TERM OF EXISTING
                       ----------------------------

     This corporation is to exist perpetually.

                          ARTICLE VI. DIRECTORS
                          ---------------------

     All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of its Board of Directors, subject to any limitation set forth in these Articles of Incorporation.  This corporation shall have two Directors, initially.  The names and addresses of the initial members of the Board of Directors are:

          Glenn A. Smith                   61 South Roscoe Road
                                           Ponte Vedra Beach, Florida
                                           32082

          Michael L. Pitts                 108 Nautilus Lane
                                           Ponte Vedra Beach, Florida
                                           32082

                         ARTICLE VII.  INCORPORATOR
                         --------------------------

     The name and street address of the incorporator to these Articles of Incorporation:

               Corporate Agents, Inc.
               1201 Hays Street
               Tallahassee, Florida 32301

     The undersigned incorporator has executed these Articles of

Incorporation on October 10, 1996.




                                   _______________________________
                                   Incorporator
                                   It's Agent, Deborah D. Skipper

               ACCEPTANCE OF REGISTERED AGENT DESIGNATED
               -----------------------------------------
                     IN ARTICLES OF INCORPORATION
                     ----------------------------

     Corporation Service Company, a Delaware corporation authorized to transact business in this State, having a business office identical with the registered office of the corporation named above, and having been designated as the Registered Agent in the above and foregoing Articles, is familiar with and accepts the obligations of the position on Registered Agent under Section 607.0505, Florida Statutes.



                         By:  __________________________________
                              It's Agent, Deborah D. Skipper
                              Authorized Service Representative
                              Corporation Service Company

                         ARTICLES OF AMENDMENT
                                  TO
                       ARTICLES OF INCORPORATION
                                  OF
                          ACCESS POWER, INC.

     Article III of the articles of incorporation of ACCESS POWER, INC. was amended by the corporation's board of directors on May 23, 1997. The corporation is filing these articles of amendment to articles of incorporation pursuant to F.S. 607.06J2.

     1.    The name of the corporation is ACCESS POWER, INC.

     2.    Article III of the articles of incorporation of ACCESS
POWER, INC. was amended as follows:

     ARTICLE III.   CAPITALIZATION
     -----------------------------

     The total number of shares of capital stock which the Corporation has the authority to issue is fifty million (50,0000,000). The total number of shares of common stock which the Corporation is authorized to issue is forty million (40,000,000) and the par value of each share of such common stock is one-tenth of one cent ($.001) for an aggregate par value of forty thousand ($40,000). The total number of shares of preferred stock which the Corporation is authorized to issue is ten million (10,000,000) and the par value of each share of such preferred stock is one-tenth of one cent ($.001) for an aggregate par value of ten thousand dollars ($10,000). The voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in ore or more series, shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the Corporations' board of directors (the "Board of Directors"), in accordance with the provisions of the General Corporation Law of the State of Florida and the Board of Directors is expressly vested with authority to adopt one or more such resolutions.

     3. The foregoing amendment in articles of incorporation was duly adopted by the board of directors on May 23, 1997.

     In witness whereof, the undersigned Director of this corporation has executed these articles of amendment on May 23, 1997.



                              _______________________________________
                              Glenn A. Smith, Chairman

                         ARTICLES OF AMENDMENT
                                  OF
                          ACCESS POWER, INC.
                 DESIGNATING SERIES A PREFERRED STOCK

     Glenn Smith, certifies that he is the President and a Director ACCESS POWER, INC., a Florida corporation (hereinafter referred to as the "Corporation" or the "Company"); that the Board of Directors of the Corporation adopted the following amendments to the Articles of
Incorporation:

     FIRST:    That at a meeting of the Board of Directors of ACCESS
POWER, INC., on May 7th, 1998 a resolution was duly adopted by the Board of Directors, without shareholder approval, as provided for in
Article III of the Articles of Amendment to the Articles of Incorporation of Access Power, Inc. adopted May 23, 1997, setting forth a proposed amendment to the Articles of Incorporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     The following is hereby appended to the end of Article III of the Articles of Incorporation.

     1. CREATION OF SERIES A CONVERTIBLE PREFERRED STOCK. There is hereby created a series of preferred stock consisting of 1,000 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

     2.    DIVIDEND PROVISIONS.     The holders of shares of Series A
Convertible Preferred Stocks shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor dividends at a par with the holders of Common Stock as if the Series A Convertible Preferred Stock had been converted into Common Stock on the record date for the payment of the dividend. Dividends shall be waived with respect to any series of Series A convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

     3.    REDEMPTION PROVISIONS.   Each share of the Series A
convertible Preferred Stock is redeemable, at the option of the Company, upon the terms and conditions set froth herein, prior to the day the registration statement to be filed by the Company becomes effective. On the day the registration becomes effective, all rights of the Company to a redemption of said shares shall be waived, as of 5 P.M. on the previous day, and any notice of redemption after said time shall be null and void. If notice of redemption is received prior to the time which said right expires, said shares shall be redeemable in the following manner at a price of One Thousand Five Hundred ($1,500.00) Dollars per share (the "Redemption Price"). The Corporation shall have the right to redeem each Share within twenty-four (24) hours after the Notice of Conversion (as defined in Section 5(a)) is given by a Holder with respect to such Shares. The Corporation shall effect such redemption by payment to the Holder by wire transfer or certified check payable to Holder on or before the Redemption Date, which shall be the later of (i) the fifth (5th) calendar day after Notice of Conversion or (ii) the date on which the Holder had delivered the certificates representing the Preferred Shares proposed to be converted pursuant to Section 5(a)(1). In the event the Corporation shall not make such payment it shall be deemed to have waived its right to redemption as to those Shares. The

Corporation shall have the right to redeem less than all of the Shares which are subject to the Notice of Conversion.

     4. LIQUIDATION PROVISIONS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive an amount equal to One Thousand Five Hundred ($1,500.00) Dollars per share. After the full preferential liquidation amount has been paid to, or determined and set apart for, all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid the Corporation's Series A Convertible Preferred Stock, the entire amount of assets of the Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the Series A Convertible Preferred Stock, then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Florida Corporation Law and (iii) the rights contained in other Sections hereof.

     5.    CONVERSION PROVISIONS.   The holders of shares of Series A
Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)   RIGHT TO CONVERT.

               (1) Each share of Series A Convertible Preferred Stock (the "Preferred Shares") shall be convertible, at the option of its holder pursuant to the terms set forth herein, into a number of shares of common stock of the Company at the initial conversion rate (the "Conversion Rate") defined below.

               The initial Conversion Rate, subject to the adjustments described below, shall be a number of shares of common stock (rounded to the nearest whole number equal to $1,000 divided by the lower of(i) Sixty-five (65%) of the average Market Price of the common stock for the five trading days immediately prior to the Conversion Date (defined below) or
          (ii) 75% of closing bid price on the day of first disbursement from escrow, increased proportionately for any reverse stock split and decreased proportionately for any forward stock split or stock dividend. For purposes of this
          Section 5(a)(1), Market Price shall be the closing bid price of the common stock on the Conversion Date, as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) or the closing bid price on the over the counter market if other than NASDAQ, averaged over the five trading days prior to the date of conversion.

               The Holder shall notify the Corporation, by facsimile notice to the Corporation at (904) 273-6309, copy by overnight courier to Access Power, Inc., 10033 Sawgrass Drive West, Suite 100, Ponte Verda, Florida 32004 of the Holder's intent to convert (the "Notice of Conversion") in the form set forth in Section 5(a)(3) hereof, executed by the holder of the Preferred Share(s) or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's registrar and transfer agent, Atlas Stock Transfer Company, 5899 S. State Street, Salt Lake City, Utah 84107 ("Transfer Agent"). The date on which notice of conversion (the "Conversion Date" is given shall be the date on which the holder has delivered to the Company, by facsimile or hand delivery, of the Notice of Conversion duly executed to the Company. The Company shall cause the Transfer Agent to complete the issuance and delivery of Common Shares within five (5) calendar days of receipt of such conversion form, provided that the Company or its agent has received the Series A Convertible Preferred Stock certificates which are the subject of the conversion on or prior to such fifth calendar day.

               (2) No less than 25 (or multiple thereof) shares of Series A Convertible Preferred Stock may be converted at any one time. No fractional shares of common stock shall be issued upon conversion of the Series A Convertible Preferred Stock, in lieu of fractional shares, the number of shares issuable will be rounded to the nearest whole share.

               (3) Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which the converting holder or Preferred Shares shall be entitled as provided herein, which shares shall constitute fully paid and nonassessable shares of Common Stock to be issued to, delivered by overnight courier to, and received by such holder by the fifth (5th) calendar day following the Conversion Date, unless the company has duly redeemed the Preferred Shares which are the subject of the Notice of Conversion in accordance with Section 3 hereof. Such delivery shall be made at such address as a holder may designate thereof in its Notice of Conversion or in its written instructions submitted together therewith. In the event the Company fails to deliver the shares of Common Stock in accordance with the terms and conditions set forth herein, the Company shall be liable for the payment of a penalty and shall be unconditionally obligated to pay the Converting Shareholder(s) an additional monetary penalty of

          $200.00 per $10,000 converted per day after five (5) days should the converted shares not be delivered to the
          Converting Shareholder(s) as provided for in Section
          ________.

               (4) The form of conversion Certificate shall read substantially as follows:

          The undersigned holder (the "Holder") is surrendering to Access Power, Inc., a Florida corporation (the "Company"), one or more certificates representing shares of Series A Convertible Preferred Stock of the Company (the "Preferred Stock") in connection with the conversion of all or a portion of the Preferred Stock into shares of Common Stock, $.001 par value per share, of the Company (the "Common Stock") as set forth below.

               1. The Holder understands that the Preferred Stock was issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D promulgated thereunder.

               2. The Holder represents and warrants that all offers and sales of the Common Stock issued to the Holder upon such conversion of the Preferred Stock shall be made (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with Rule 144, or (c) pursuant to some other exemption from registration.

          Number of Shares of Preferred Stock being converted:
          ______________________________________

          Applicable Conversion Price:___________________________

          Number of Shares of Common Stock Issuable:_____________

          Date of conversion:____________________________________

          Delivery Instructions for certificates of Common Stock and for new certificates representing any remaining shares of Preferred Stock;
          _______________________________________________________
          _______________________________________________________
          _______________________________________________________
          _______________________________________________________

                                        NAME OF HOLDER:

                                        _________________________

                                        _________________________
                                        (Signature of Holder)

          (b)   Adjustments to Conversion Rate
                ------------------------------

               (1) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. if the common stick issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to received but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

               (2) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination , reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (3) In the event (a) the Company does not file a registration statement under the Securities Act of 1933 covering the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock within 30 days of the closing (the "Closing Date"), (b) the registration statement is not declared effective within 120 days of the Closing Date or (c) the Company does not issue the Common Shares within the time limits set forth in the penultimate sentence of Section 5(a)(1), Conversion Rate shall be adjusted to increase the number of shares of common stock assessable by 5%. The foregoing adjustments are cumulative and not exclusive.

               (c) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

               (d)   CERTIFICATE AS TO ADJUSTMENTS.     Upon the
          occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
          (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

               (e) NOTICES OF RECORD DATE. In the vent of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

               (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

               (g) NOTICES. Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United Sate mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

          In witness whereof, the undersigned President and Director of this corporation has executed these articles of amendment on May 21, 1998.



                                   ________________________________
                                   Glenn Smith, Chairman

EXHIBIT I

                       CERTIFICATE OF CONVERSION

          The undersigned holder (the "Holder") is surrendering to Access Power, Inc., a Florida corporation (the "Company"), one or more certificates representing shares of Series A Convertible Preferred Stock of the Company (the "Preferred Stock") in connection with the conversion of all or a portion of the Preferred Stock into shares of Common Stock, $.001 par value per share, of the Company (the "Common Stock") as set forth below.

               1. The Holder understands that the Preferred Stock was issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D promulgated thereunder.

               2. The Holder represents and warrants that all offers and sales of the Common Stock issued to the Holder upon such conversion of the Preferred Stock shall be made (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with Rule 144, or (c) pursuant to some other exemption from registration.

          Number of Shares of Preferred Stock being converted: ________

          Applicable Conversion Price: ________________________________

          Number of Shares of Common Stock Issuable:___________________

          Date of conversion: _________________________________________

          Delivery Instructions for certificates of Common Stock and for new certificates representing any remaining shares of Preferred Stock;
          _____________________________________________________________
          _____________________________________________________________
          _____________________________________________________________
          _____________________________________________________________


                                        NAME OF HOLDER:

                                        _______________________________

                                        _______________________________
                                        (Signature of Holder)

                        ARTICLES OF AMENDMENT
                                  OF
                          ACCESS POWER, INC.


     Glenn Smith, certifies that he is the President and a Director ACCESS POWER, INC., a Florida corporation (hereinafter referred to as the "Corporation"); that the Board of Directors of the Corporation adopted the following amendments to the Articles of Incorporation on November 19, 1998 without the need for the approval of stockholders:

     The name of the corporation is ACCESS POWER, INC.

     Article III of the Articles of Incorporation of the Corporation, as previously amended, is further amended by changing paragraph 1 of the designation of the Corporation's Series A Convertible Preferred Stock to provide that the number of shares of authorized Preferred Stock designated as Series A Convertible Preferred Stock shall be increased from 1000 to 1,200 shares.

     In witness whereof, the undersigned President and Director of the Corporation has executed these articles of amendment on November 19, 1998.



                                    /s/ Glenn Smith
                                   Glenn Smith, Chairman

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               ACCESS POWER, INC.


         Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

                                       I.

         The name of the corporation is Access Power, Inc. (hereinafter referred to as the "Corporation").

                                       II.

         The Corporation's Articles of Incorporation are amended by adding at the end of Article III the following:

                      "SERIES B CONVERTIBLE PREFERRED STOCK
                      -------------------------------------

         SERIES B CONVERTIBLE PREFERRED STOCK. There is established within the Corporation's authorized Preferred Stock a series to be designated "Series B Convertible Preferred Stock" consisting of four thousand (4,000) shares (the "Series B Preferred Stock") and having the powers, preferences and other rights and the qualifications, limitations and restrictions set forth herein. The following is a statement of the powers, designations, preferences, privileges, rights, qualifications, limitations and restrictions of the Series B Preferred
Stock:

         1. DIVIDENDS; OTHER DISTRIBUTIONS. The holders of the Series B Preferred Stock shall receive no preference with respect to dividends or other distributions (other than any distribution described in Section 2 of this Article III) that shall be declared or paid on any of the Corporation's common stock, par value $0.001 (the "Common Stock"), provided, however, any dividend (including any share dividend) or other distribution on the Common Stock as declared by the board of directors, if any, shall be made to the holders of Common Stock and Series B Preferred Stock, pro rata, determined as of the record date as a fraction of such dividend or distribution, the numerator of which is the sum of the number of shares of Common Stock then held by each holder thereof plus the number of shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Preferred Stock then held by them ("Conversion Shares") and the denominator of which is the sum of the aggregate number of shares then outstanding of (i) Common Stock, plus (ii) Conversion Shares, plus (iii) all other Common Stock equivalents resulting from any other series or class of Preferred Stock having rights to share in dividends and distributions of the Company PARI PASSU with the Common Stock.

         2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                  (a) Except as may be limited by (b) below, the holders of the Series B Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation available for distribution to its shareholders (the "Available Funds"), whether from capital, surplus, earnings, or otherwise to the holders of the Common Stock or any other equity security of the Corporation, by reason of their ownership of such stock or equity security, the amount of $0.001 per share (the "Series B Preference Amount"). If the amount of the Available Funds is insufficient to permit the payment to all holders of the Series B Preferred Stock of their full Series B Preference Amount, then all of the Available Funds shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata, determined by multiplying the amount of the Available Funds by a fraction, the numerator of which is the number of shares of Series B Preferred Stock then held by each holder thereof and the denominator of which is the sum of the aggregate number of shares then outstanding of (i) Series B Preferred Stock plus (ii) all other series or classes of Preferred Stock having liquidation rights PARI PASSU with the Series B Preferred Stock.

                  (b) If, upon the completion of the distributions contemplated by Section 2(a) of this Article III, Available Funds remain available for distribution by the Corporation, such remaining Available Funds, if any, shall be distributed among the holders of Common Stock and Series B Preferred Stock, pro rata, determined by multiplying the amount of the remaining Available Funds by a fraction, the numerator of which is the sum of the number of shares of Common Stock then held by each holder thereof plus the number of Conversion Shares which they then have the right to acquire and the denominator of which is the sum of the aggregate number of shares then outstanding of (i) Common Stock, plus (ii) Conversion Shares, plus (iii) all other Common Stock equivalents resulting from any other series or class of Preferred Stock having rights to share in the proceeds of a liquidation of the Company PARI PASSU with the Common Stock, provided, however, that in no case may the holders of Series B Preferred Stock receive more than the greater of the Series B Preference Amount and the amount that would have been distributable to them as holders of Common Stock if all shares of Series B Preferred Stock had been converted and the Series B Preference Amount was not payable.

                  (c) Written notice of liquidation stating a payment date and the aggregate amount of the Series B Preference Amount due shall be provided by mail, postage prepaid, or by facsimile, not less than 20 days prior to the payment date stated therein, to the record holders of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation.

         3. VOTING RIGHTS. The holders of the Series B Preferred Stock shall be entitled to vote the number of votes as is equal to the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted at the record date for determination of the shareholders entitled

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to vote on any matters,  or, if no such record date is established,  at the date such vote is taken or any written consent of shareholders is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or required by law) such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class.

         4. CONVERSION. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Series B Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into one thousand (1000) fully paid and nonassessable shares of Common Stock (the "Conversion Rate"). No amount shall be payable by a shareholder in respect of the conversion of any share of Series B Preferred Stock.

                  (b) MECHANICS OF  CONVERSION.  No fractional  shares of Common
         Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional shares to which the holder would be otherwise entitled, pay cash equal to the fair market value of such fractional share on the date of conversion, which fair market value shall be determined in good faith by the Board of Directors. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or the Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at the office of the Corporation or at such transfer agent's office to such holder of Series B Preferred Stock, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and (ii) cash or a check payable to the holder of such Series B Preferred Stock in the amount of any cash amounts payable in lieu of the conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preferred Stock to be converted or delivery of the written conversion notice, whichever is later, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on the date of such conversion.

                  (c) ADJUSTMENT TO SERIES B CONVERSION RATE. The Conversion Rate from time to time in effect shall be subject to adjustment from time to time (i) in case the Corporation shall at any time subdivide the outstanding shares of Common Stock, the Conversion Rate in effect

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

         immediately prior to such subdivision shall be proportionately increased, and (ii) in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision or combination, as the case may be.

         5.       GENERAL PROVISIONS.

                  (a) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion or income tax of the holder of the Series B Preferred Stock.

                  (b) NO RE-ISSUANCE OF SERIES B PREFERRED STOCK. No shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and any such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue; PROVIDED, HOWEVER, that any such redeemed or purchased shares of Series B Preferred Stock shall be eliminated from the shares which the Corporation shall be authorized to issue only upon the filing with the Secretary of State of the State of Florida a certificate of amendment of these Articles of Incorporation in compliance with the General Corporation Law of the State of Florida."

                                      III.

         These Articles of Amendment to the Articles of Incorporation were adopted by the Board of Directors without the need for approval of common shareholders, pursuant to the authority granted to the Board of Directors by
Section 607, Florida Statutes, and the Corporation's Articles of Incorporation, all as of the 29th day of September, 1999.


         IN WITNESS WHEREOF, these Articles of Amendment to the Articles of Incorporation have been signed on behalf of the Corporation as of the 29th day of September, 1999.


                                              ACCESS POWER, INC.

                                              By:      /s/ Glenn Smith
                                              Name:    Glenn Smith
                                              Title:   CEO, President, Chairman


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